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                                                                     Exhibit 3.2
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                                 DEPOMED, INC.



     Dr. John W. Fara and Julian N. Stern hereby certify that:

     1. They are the President and Secretary, respectively, of DepoMed, Inc. (the "Corporation").

     2. The Articles of Incorporation of the Corporation are hereby amended and restated to read in full as follows:

                                       I.

     The name of this Corporation is DEPOMED, INC.


                                      II.

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

     This Corporation is authorized to issue two classes of shares, which shall be known as Common Stock and Preferred Stock respectively. The total number of shares of Common Stock which this Corporation is authorized to issue is 25,000,000 shares, and the total number of shares of Preferred Stock this Corporation is authorized to issue is 5,000,000 shares.

     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred
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Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                      IV.

     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
This Corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this Corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.


                                       V.

     The right to cumulate votes in the election of directors shall be eliminated in accordance with Section 301.5 of the California Corporations Code. This provision shall become effective only when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the Corporations Code.


                                      VI.

     Any action required or permitted to be taken by the shareholders of the Corporation at any time after the registration of any class of securities of this Corporation pursuant to the Securities Act of 1933 must be effected as a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by the shareholders.

     3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

     4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of the
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shareholders of this Corporation in accordance with Sections 902 and 903 of the
California Corporations Code. The total number of outstanding shares of stock of the Corporation is 2,327,368 shares of Series A Preferred, 278,500 shares of Series B Preferred and 10,064,474 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of the Preferred and of the outstanding shares of the Common Stock voting together as a class and a majority of the outstanding shares of the Series A Preferred, Series B Preferred and the Common Stock voting as separate classes.

     John W. Fara and Julian N. Stern further declare under   penalty of perjury
under the laws of the State of California that the matters set forth in these Third Amended and Restated Articles of Incorporation are true and correct of our own knowledge.

     Executed at Palo Alto, California, this __th day of ____, 1997.



                              ----------------------------------------
                              JOHN W. FARA, President



                              ----------------------------------------
                              JULIAN N. STERN, Secretary

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